Exhibit 10.35

NOVELION THERAPEUTICS INC.

AMENDED AND RESTATED
NOVELION 2017 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD GRANT NOTICE AND
STOCK OPTION AWARD AGREEMENT

(Executives)

Novelion Therapeutics Inc. (the “Company”), pursuant to its Amended and Restated 2017 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Grantee”), an award (“Award”) of an option (“Option”) to purchase a number of Common Shares, as set forth below. The Option is subject to the conditions and limitations set forth in this Stock Option Award Grant Notice (the “Grant Notice”), the Stock Option Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan. Unless otherwise defined in this Grant Notice or the Award Agreement, defined terms shall have the meaning set forth in the Plan.

Grantee’s Name:
Grant Date:
Number of Common Shares Subject to Option:
Option Exercise Price:
Expiry Date:
Vesting Commencement Date:
Vesting Schedule:

[Remainder of this page intentionally left blank.]

By accepting the Award, Grantee agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice. Grantee has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of the Award Agreement, the Plan and this Grant Notice. Additionally, by accepting the Award, Grantee agrees that he or she has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus, copies of which have been made available to Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions arising under the Plan or relating to the Option.

NOVELION THERAPEUTICS Inc.
By:	___________________________
Print Name:	Linda Buono
Title:	Senior Vice President, Human Resources

The Grant Notice and Award Agreement are hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

By:
Name:

EXHIBIT A

STOCK OPTION AWARD AGREEMENT

(Executives)

1.
General. Pursuant to the Grant Notice (the “Grant Notice”) to which this Stock Option Award Agreement (the “Award Agreement”) is attached, Novelion Therapeutics Inc. (the “Company”) has granted to Grantee an award of an Option under the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended from time to time (the “Plan”).

2.	Defined Terms. All capitalized terms which are not defined in the Grant Notice or below have the meaning given to them in the Plan.

3.	Term. Subject to the terms and conditions of the Plan and this Award Agreement, the Option will terminate on the earlier of:

(a)	The date on which the Option is exercised with respect to all Common Shares subject to the Option; and

(b)	5:00 p.m. (Vancouver time) on the Expiry Date.

4.	Vesting. The vesting provisions applicable to the Option shall be as set forth in the Grant Notice.

5.	Exercise of Options.

(a)
Exercise Notice. No portion of the Option may be exercised until such portion vests. Grantee may exercise some or all of the vested portion of the Option by giving written notice of exercise (the “Exercise Notice”) signed and dated by Grantee (and not postdated), stating that Grantee elects to exercise his or her rights to purchase Common Shares subject to the Option and specifying the number of Common Shares in respect of which the Option is being exercised and specifying the Option Exercise Price to be paid therefor.

(b)
Delivery and Payment. Grantee shall deliver the Exercise Notice to the Company at its principal office at 887 Great Northern Way, Suite 101, Vancouver, British Columbia, Canada, V5T 4T5 (or at such other address as the principal office of the Company may be located at the time of exercise) addressed to the attention of the Secretary or assistant secretary (if any) of the Company (or a designee notified in writing from time to time by the Company) and such Exercise Notice shall be accompanied by full payment (payable at par in Vancouver, British Columbia) in any combination of the following (subject to all applicable laws):

(i)	cash, bank draft or certified cheque;

(ii)	if and so long as the Common Shares are listed on an Exchange, delivery of a properly executed Exercise Notice, together with irrevocable instructions, to

(A) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale proceeds to pay the Option Exercise Price and any withholding tax obligations that may arise in connection with the exercise, and

(B) the Company to deliver the certificates for such purchased shares directly to such brokerage firm,

all in accordance with the regulations of any relevant regulatory authorities; and

(iii)
with prior written consent of the Company and subject to Section 13.3 of the Plan, written instructions from Grantee to the Company to effect a net settlement of Common Shares subject to the Option having a value equal to the Option Exercise Price of any Option and/or the withholding taxes due with respect to the exercise of the Option; and

(c)
Certificate. As soon as practicable after any exercise of the Option, a certificate or certificates representing the Common Shares into which the Option is exercised will be delivered by the Company to Grantee or to Grantee’s designated brokered firm, as applicable.

6.
Rules Upon Termination of Service. The Option will terminate on the earlier of the expiry of the Option under Section 3 above and the 90th day (effective following the close of trading on the Exchange, if such day is a trading day) after the date of Grantee’s Termination of Service, provided that upon Grantee’s Termination of Service by the Company or any Affiliate for Cause (as defined below) (as determined by the Company in its sole discretion), unless otherwise determined by the Committee and approved by the Exchange (if applicable), the Option (whether vested or unvested) will expire automatically on the date of Grantee’s Termination of Service.

For purposes of this Agreement, “Cause” shall have the meaning set forth in Grantee’s employment agreement with the Company for so long as such agreement remains in effect or, if there is no such agreement between Grantee and the Company, shall mean: (i) Grantee’s failure (except where due to complete disability), neglect, or refusal to perform in any material respect Grantee’s duties and responsibilities, (ii) any act of Grantee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect, (iii) Grantee’s conviction of, or plea of guilty or no contest to: (A) a felony or (B) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Grantee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company, (iv) the commission by Grantee of an act of fraud or embezzlement against the Company, or any other act that creates or reasonably could create negative or adverse publicity for the Company; (v) any violation by Grantee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, (vi) Grantee’s violation of federal or state securities laws, or (vii) Grantee’s breach of any agreement between the Company or its affiliates and Grantee, including Grantee’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement with the Company.

For the avoidance of doubt, the Option will cease to vest after the date of Grantee’s Termination of Service.

7.	Other.

(a)
Sale Event. In the event that Grantee is party to an effective employment or similar individual agreement with the Company or its Affiliates that provides for the treatment of an equity award in connection with “Sale Event” (as defined in such agreement), such provision shall only apply in connection with a “Sale Event” that occurs on or after the Grant Date (and shall not, for the avoidance of doubt, apply in connection with a “Sale Event” that occurred prior to the Grant Date).

(b)
Section 4985. If any amount payable or paid by the Company or any of its affiliates pursuant to this Agreement or otherwise to or for the benefit of Grantee becomes subject to the excise tax imposed by Section 4985 of the Code (including any interest, penalties or additions to tax relating thereto) (the “4985 Excise Tax”) by reason of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended), among QLT, Inc., Aegerion Pharmaceuticals, Inc. and certain other parties thereto, as reasonably determined by the Company, then the Company shall pay to Grantee (1) an amount equal to the 4985 Excise Tax, and (2) an amount (the “4985 Gross-up Payment”) equal to the amount necessary to put Grantee in the same net after-tax position (taking into account any and all applicable Federal, state, local and foreign income, employment, excise and other taxes) that Grantee would have been in if Grantee had not incurred any liability for taxes under Section 4985 of the Code.  Any determination regarding the amount of any payment or payments hereunder shall be made in writing by the Company’s independent accountants or other accounting or consulting firm selected by the Company, whose determination shall be conclusive and binding upon Grantee and the Company for all purposes.

8.
Conditions to Exercise. Notwithstanding any of the provisions of the Award Agreement, the Company’s obligation to issue Common Shares to Grantee upon exercise of the Option is subject to the following:

(a)
Qualification. Completion of registration or other qualification of the Common Shares or obtaining approval of such governmental authority as the Company determines is necessary or advisable in connection with the authorization, issuance or sale of the Common Shares;

(b)	Listing. The admission of the Common Shares to listing or quotation on the Exchange; and

(c)
Undertakings. The receipt by the Company from Grantee of such representations, agreements and undertakings, including as to future dealings in the Common Shares, as the Company or its counsel determines are necessary or advisable in order to safeguard against the violation of securities laws of any jurisdiction.

9.
Tax. Grantee is solely responsible for the payment of any applicable taxes arising from the grant, vesting, settlement or exercise of the Option and any payment is to be in a manner satisfactory to the Company. Notwithstanding the foregoing, the Company will have the right to withhold from any amount payable to Grantee, either under the Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to the Option (the “Withholding Obligations”). The Company may require Grantee, as a condition to the exercise or settlement of the Option, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations, including, without limitation, requiring Grantee to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; (iii) deliver written instructions contemplated in Section 5(b)(iii) hereof, to effect a net settlement of Common Shares subject to the Option in an amount required to satisfy any such Withholding Obligations; or (iv) pursuant to Section 5(b)(ii) hereof, cause such broker to withhold from the proceeds realized from such transaction the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

10.
Black Out Periods. Grantee acknowledges and agrees that the Award Agreement and the grant of the Option to Grantee is subject to Grantee’s agreement to at all times comply with the Company’s policies with respect to black out periods, as more particularly set out in the Company’s Trading Policy, as amended from time to time.

11.
No Rights as Shareholder. Grantee will not have any rights as a Shareholder with respect to any of the Common Shares subject to the Option until such time as Grantee becomes the record owner of such Common Shares.

12.	No Effect on Employment. Nothing in the Award Agreement will:

(a)
Continue Employment. Confer upon Grantee any right to continue in the employ of or under contract with the Company or any Affiliate or affect in any way the right of the Company or any Affiliate to terminate his or her employment or service at any time.

(b)
Extend Employment. Be construed to constitute an agreement, or an expression of intent, on the part of the Company or any Affiliate to extend the employment or service of Grantee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan or policy of the Company or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Affiliate.

13.
Clawback. The Option (whether or not vested) is subject to forfeiture, termination and rescission, and Grantee will be obligated to return to the Company the value received with respect to the Option (including any gain realized on a subsequent sale or disposition of Common Shares) in accordance with any clawback or similar policy maintained by the Company or any Affiliate, as such policy may be amended and in effect from time to time, including, without limitation, Aegerion Pharmaceuticals, Inc.’s Policy on Executive Financial Recoupment Program, which provides for forfeiture and recoupment of an amount equivalent to up to three years of incentive-based compensation upon the occurrence of certain triggering events, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

14.
Enurement. The Award Agreement shall enure to the benefit of and be binding upon the parties to the Award Agreement and upon the successors or assigns of the Company and upon the executors, administrators and legal personal representatives of Grantee.

15.
Further Assurances. Each of the parties to the Award Agreement will do such further acts and execute such further documents as may required to give effect to and carry out the intent of the Award Agreement.

16.	Non-Assignable. The Option is personal to Grantee and may not be assigned or transferred in whole or in part, except by will or by the operation of the laws of devolution or distribution and descent.

17.	Amendments. Any amendments to the Award Agreement must be in writing duly executed by the parties and will (if required) be subject to the approval of the applicable regulatory authorities.

18.	Time of the Essence. Time is of the essence of the Award Agreement.

19.
Governing Law. The Award Agreement shall be governed, construed and enforced according to the laws of the Province of British Columbia and is subject to the exclusive jurisdiction of the courts of the Province of British Columbia.

20.
Interpretation of the Award Agreement and the Plan. If any question or dispute arises as to the interpretation of the Award Agreement, the question or dispute will be determined by the Committee and such determination will be final, conclusive and binding for all purposes on both the Company and Grantee.

21.	Conflict Between Award Agreement and the Plan. If there is any conflict between this Award Agreement and the Plan, the Plan, as amended from time to time, will govern.